Exhibit 10.27

TAYLOR CAPITAL GROUP, INC.

AND

COLE TAYLOR BANK

EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective January 1, 2010)

McDermott Will & Emery LLP

Chicago

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TABLE OF CONTENTS

(continued)

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TAYLOR CAPITAL GROUP, INC.

AND

COLE TAYLOR BANK

EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective as of December 31, 2008)

SECTION 1

Introduction and Purpose

Taylor Capital Group, Inc. (the “Company”) has established the Taylor Capital Group, Inc. and Cole Taylor Executive Severance Plan (the “Plan”) to enable the Company to provide severance benefits to eligible Employees of the Company and of its subsidiaries that adopt the Plan in accordance with subsection 2.12 below, whose employment with the Company and such subsidiaries is involuntarily terminated under described circumstances. The Plan asset forth herein is an amendment and complete restatement of the Taylor Capital Group, Inc. and Cole Taylor Bank Severance Plan as in effect immediately prior to the Effective Date, with respect to the groups of eligible Employees described in Section 3 below. Severance benefits for eligible Employees shall be determined exclusively under the Plan.

It is the intent of the Company that the Plan, as set forth herein, constitutes an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and complies with the applicable requirements of ERISA. Notwithstanding anything in this plan to the contrary, the Company further intends that to the extent the Plan is subject to Section 409A of the Code, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable.

It is also the intent of the Company that the Plan, as set forth herein, shall comply with Section 111(b) of the Economic Emergency Stabilization Act of 2008 and the related regulatory guidance (“EESA”) as long as said Section applies to the Company and this Plan. For that purpose, if any participant in this Plan is or becomes a “senior executive officer” as defined in said Section, then to the extent that any payment to such Participant under this Plan would constitute part of a “golden parachute payment” that is prohibited under EESA, the benefit payable to the Participant under this Plan shall be reduced to the extent necessary (before any other benefit or payment under any other employee benefit plan or individual agreement) to comply with EESA and preclude any benefit payment prohibited thereunder.

Further, if the Compensation Committee of the Board determines, in its sole and absolute discretion, that a Participant who has received a Severance Pay Benefit or is entitled to any other benefit under the Plan, either committed any action during the Participant’s period of employment with the Employers which would have constituted Cause, or violates any condition or covenant in the Release (as defined below) executed by the Participant in connection with the receipt of benefits under the Plan, then the Company may take whatever actions it deems necessary or desirable in order to rescind any benefits not yet provided and/or to recover the amount paid from the Plan to the Participant, with interest.

SECTION 2

Definitions

2.1	Bank

The term “Bank” means Cole Taylor Bank, which is a subsidiary of the Company, a Controlled Group Member, and an Employer under the Plan.

2.2	Base Pay

The term “Base Pay” shall mean a Participant’s base rate of pay on the date of the termination of such Participant’s employment. Overtime pay, shift differential, commissions, bonuses, and other premium pay, and all other allowances and reimbursements, shall not be considered when determining a Participant’s benefits under the Plan.

2.3	Board

The term “Board” means the Board of Directors of the Company

2.4	Cause

The term “Cause” means an Employee’s (i) misconduct as defined in the Human Resources Policy and Procedure Manual, or (ii) failure to comply with established Company policies or the Company’s Code of Conduct.

2.5	COBRA

The term “COBRA” means the federal consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.6	Code

The term “Code” means the federal Internal Revenue Code of 1986, as amended.

2.7	Company

The term “Company” means Taylor Capital Group, Inc.

2.8	Controlled Group Member

The term “Controlled Group Member” means:

(a)	any corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Sections 1563(a)(y) and 1563(e)(3)(C) thereof) which contains the Company; or

(b)	any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code).

2.9	Effective Date

The term “Effective Date” means January 1, 2010, the effective date of this amended and restated Plan.

2.10	Eligible Termination

The term “Eligible Termination” has the meaning defined within the first sentence of subsection 4.1 of the Plan as described in Section 1.

2.11	Employee

The term “Employee” means an individual treated by an Employer as its employee for purposes of employment taxes and wage withholding for federal income taxes, regardless of any subsequent reclarification by the Employer or by any governmental agency or court.

2.12	Employer

The term “Employer” means the Company and any other Controlled Group Member which has adopted the Plan for the benefit of its eligible employees with the Company’s consent, all in accordance with the procedures described in subsection 8.7.

2.13	Employment Termination Date

The term “Employment Termination Date” means the day following completion of a Participant’s Notification Period (if any), on which the Participant’s employment with the Employers is terminated as an Eligible Termination.

2.14	ERISA

The term “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.

2.15	Notification Period

The term “Notification Period” with respect to any Participant means the period beginning on the day after the Participant is notified by the Company or his Employer that his or her position has been eliminated, or that his or her employment has been terminated in connection with a reduction in force, facility closing, or an event as designated by the Company as a reorganization. There shall be no Notification Period with respect to a Participant’s termination of employment by an Employer due to unsatisfactory job performance (as determined by the appropriate Human Resources manager), unless a Notification Period is authorized with respect to that Participant by a Senior Human Resources Officer.

The minimum Notification Period is four weeks. During the Notification Period, the Company (acting through a Senior Human Resources Officer) has the right to expand the Notification Period (and thus delay the Participant’s Employment Termination Date), with respect to any Participant, in the Company’s discretion, in a manner not inconsistent with applicable law. During the Notification Period, the Participant remains employed with the Employers and continues to be paid his or her current Base Pay (subject to normal withholding for taxes and other deductions) as in effect immediately prior to the Notification Period, but will not receive any merit increases or Success bonuses.

During the Notification Period, the Employer will notify the Participant if he or she is required to report to work. If a Participant resigns during the Notification Period, the Company may, in its discretion, consider the resignation as a voluntary termination rather than an Eligible Termination, and the Participant will not be eligible for benefits under the Plan, unless provision of said benefits is approved in writing by a Senior Human Resources Officer.

During the Notification Period, the Participant must continue to behave in accordance with his or her Employer’s Code of Conduct and comply with other Employer policies.

2.16	Participant

The term “Participant” means an Employee who has satisfied all of the requirements of Section 3 of the Plan.

2.17	Plan

The term “Plan” means this Taylor Capital Group, Inc. and Cole Taylor Bank Severance Plan, as amended and restated effective as of December 31, 2008, as described in Section 1, and as it may thereafter be further amended.

2.18	Plan Year

The term “Plan Year” means the calendar year. The Plan is administered on the basis of the Plan Year.

2.19	Release

The term “Release,” with respect to any Employee, means a form of release provided to the Employee by, and satisfactory to, the Company or his or her Employer in connection with the Employee’s involuntary termination of employment and eligibility for benefits under the Plan.

2.20	Severance Pay Benefits

The term “Severance Pay Benefits” means the benefits payable to the Participant pursuant to subsection 4.2 of the Plan.

2.21	Temporary Employee

The term “Temporary Employee” means an Employee designated as such under the Human Resources Policy and Procedures Manual.

2.22	Years of Service

The term “Years of Service” means a Participant’s number of whole years of employment with the Employers while a Participant, during the period beginning on the first date on which becomes a Participant in accordance with Section 3 of the Plan (as modified by Section 7 in the case of reemployment) and ending on his Employment Termination Date (excluding periods between those two dates during which he did not satisfy the requirements of said Section 3); provided, that for purposes of this subsection 2.22 any employment with the Employers while a Participant during the aforementioned period, that is in excess of the Participant’s number of consecutive completed years of such employment, shall be counted as an additional whole year thereof.

SECTION 3

Eligibility for Participation

Subject to the conditions and limitations of the Plan and any applicable Supplement to the Plan, each exempt and non-exempt Employee shall become a Participant in the Plan on his date of hire. Notwithstanding the foregoing, the following individuals shall not be eligible to participate in the plan:

(a)	An Employee who is not scheduled to work at least twenty (20) hours per week.

(b)	An Employee who is covered under an employment or retirement contract or agreement that provides for severance benefits and expressly supersedes the Employers’ severance plans.

(c)	An Employee who is a member of a group of Employees subject to a collective bargaining agreement between one or more of the Employers and an employee representative (provided that severance benefits were the subject of good faith bargaining between the Employer(s) and such representative and the agreement does not provide for participation in this Plan by said group of Employees).

(d)	A Temporary Employee.

(e)	An Employee who is not a Group Senior Vice President, Executive Vice President, President or Chief Executive Officer of the Company or the Bank.

(f)	A Retail Mortgage employee.

SECTION 4

Plan Benefits

4.1	Eligibility for Benefits

Subject to the conditions and limitations of the Plan and any applicable Supplement to the Plan, a Participant whose employment with all of the Employers is involuntarily terminated following completion of any applicable Notification Period, for a reason other than for Cause, due to (1) elimination of his or her position, (2) a reduction in force, (3) a facility closing, or (4) an event designated by the Company as a reorganization, and who timely executes a proper Release provided by his Employer, will be entitled to receive a benefit determined in accordance with the formula set forth in subsection 4.2 below or in any applicable Supplement to the Plan; provided, however:

(a)	Any Participant who, at the time of his or her termination, is treated as an inactive Employee by an Employer (other than as required by the federal Family and Medical Leave Act, as amended), and is eligible to receive any form of disability or worker’s compensation insurance or salary continuation because of disability shall not be entitled to receive any benefit under the Plan.

(b)	A Participant whose employment with the Employers is terminated in conjunction with the sale or transfer (whether of stock or assets) of all or any part of an Employer who is offered a comparable position with the acquirer of the part or all of the Employer sold or transferred, prior to the date on which the Participant executes a Release, shall not be eligible to receive benefits under the Plan.

(c)	If, in connection with an agreement between an Employer and another entity to provide certain services previously performed by employees of the Employer (“outsourced services”), a Participant is offered a comparable position by such other entity prior to the date on which the Participant executes a Release, the Participant shall not be eligible to receive any benefits under the Plan.

(d)	If the Participant is also a participant in the Taylor Capital Group, Inc. and Cole Taylor Bank Change In Control Plan who becomes entitled to severance benefits under that plan, then that Participant shall not be entitled to receive any benefits under this Plan.

For purposes of this subsection 4.1, the Company shall have the sole discretion to determine whether a new position is “comparable” to a prior position, and may take into consideration any factor or factors it deems desirable, including, but not limited to, the geographic locale in which the position is offered, the duration of the position, the scope and level of responsibility of the position, and the compensation offered to the person holding such position.

4.2	Amount of Severance Pay Benefit

Each Participant shall be eligible to receive a Severance Pay Benefit equal to the total amounts determined in accordance with subparagraph (a) or (b) below, as applicable to the Participant’s job classification as of his or her Employment Termination Date with respect to the Participant’s includable Years of Service in all such classifications:

(a)	For Group Senior Vice Presidents, a benefit of twenty-six (26) weeks of Base Pay, plus two (2) weeks of Base Pay for each Year of Service up to thirty-six (36) weeks, with a maximum benefit of thirty-six (36) weeks of Base Pay; or

(b)	For Executive Vice Presidents, a benefit of twelve (12) months of Base Pay.

In addition, in the event that a Participant has attained age 50 years prior to his or her Employment Termination Date, the Participant shall be eligible to receive an additional Severance Pay Benefit of four (4) weeks of Base Pay, subject to the other applicable conditions of this Section 4, and subject to the applicable maximum Severance Pay Benefits in subparagraph (a) or (b) above, whichever is applicable to the Participant.

4.3	Certain Repayments and Forfeitures

Notwithstanding any other provision of the Plan, any Participant who accepts benefits under the Plan shall reimburse the Employers for the full amount of any benefits the Participant received under the Plan if the Participant subsequently discloses any of the Employers’ trade secrets, violates any written covenants between such Participant and the Employers (other than any covenant in the Release), or otherwise engages in conduct that may adversely affect the Employers’ reputation or business relations. In addition, any Participant described in the preceding sentence shall forfeit any right to benefits under the Plan which have not yet been paid.

4.4	Offset for Amounts Due

The Company reserves the right to reduce the amount of benefits payable to a Participant under the Plan by the amount, if any, that a participant owes the Employers.

4.5	COBRA Continuation Coverage Benefits

If a Participant elects to continue health insurance coverage under COBRA for the Participant and for the Participant’s “Qualified Beneficiaries” (as defined in COBRA), the Employers will fully subsidize the premium for such continuation coverage during the applicable subsidization period. The “applicable subsidization period” shall be eighteen (18) months for Executive Vice Presidents, and for all other Participants shall be a number of months equal to the number of whole months (not to exceed nine) of their respective Severance Pay Benefits. After the end of the applicable subsidization period, the Participant will be required to pay the full premium for any remaining COBRA continuation coverage. A Participant’s applicable subsidization period shall coun/t toward the period for which the

Employers must offer COBRA coverage to the Participant. If a Participant who has incurred an Eligible Termination dies before all COBRA subsidy payments due under this subsection 4.5 with respect to the Participant have been made, such payments shall continue to be made to the Participant’s surviving Qualified Beneficiaries who have properly elected COBRA continuation coverage, through the end of the Participant’s applicable subsidization period.

4.6	Outplacement Benefits

The Employers will provide outplacement services to eligible terminated Participants described in subsection 4.1 above, for a period of up to twelve (12) months; provided, that the outplacement provider may in its discretion provide a choice of a pool of hours or a number of months of outplacement services.

4.7	Incentive Compensation Plan

Stock options and restricted stock awards which have been granted to a Participant shall vest in accordance with provisions of the applicable award notification documents.

4.8	Financial Planning Assistance

Participants who are Executive Vice Presidents at their Employment Termination Date shall be eligible to receive financial planning assistance paid by their respective Employers at a cost not to exceed a net after-tax amount of $2,500.

SECTION 5

Payment of Benefits

5.1	Release

No benefits under the Plan shall be payable to any Participant unless and until such Participant (i) within 21 or 45 days (as required by applicable law) after being presented with a Release by the Company, executes the Release and delivers the executed Release to the Group Senior Vice President of Human Capital of the Company and (ii) does not revoke the Release during the 7-day period beginning on the day after delivering the executed Release to the Company.

5.2	Form of Payment of Severance Pay Benefits

Subject to the conditions and limitations of any applicable Supplement to the Plan, Severance Pay Benefits shall be paid in a single lump sum payment, on the next regular pay date after the later to occur of (i) the Participant’s Employment Termination Date and (ii) the completion of the 7-day period referenced in subsection 5.1 above without the Participant having revoked the Release referenced in said subsection during that 7-day period. In the event of a Participant’s death before the Participant receives all of the Severance Pay Benefits to which the Participant otherwise would be entitled under the Plan, payment of the Participant’s Severance Pay Benefit shall be made in a lump sum to the Participant’s surviving spouse, if any, or if there is no surviving spouse, to the Participant’s estate (if any).

SECTION 6

Financing Plan Benefits

All benefits payable under this plan shall be paid directly by the Employers out of their general assets. The Employers shall not be required to segregate on their books or otherwise any amount to be used for the payment of benefits under this Plan.

SECTION 7

Reemployment

Except as provided in any applicable Supplement to the Plan, if a prior Employee who was a Participant is reemployed by an Employer and subsequently is terminated and becomes entitled to benefits under this Plan, any benefit payable to such participant as a result of the subsequent termination will be determined based on the Participant’s Years of Service calculated from (i) the Participant’s most recent date of employment if the Participant had been reemployed more than a year after his or her prior termination of employment or had received severance benefits under this Plan or under another severance plan of the Employers at his prior termination of employment, or (ii) in the case of any other Participant, his or her “adjusted reemployment date” (as applied under Company reemployment practice).

SECTION 8

Miscellaneous

8.1	Information to be Furnished by Participants

Each Participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering the Plan. Benefits under the Plan for each Participant are provided on the condition that he or she furnish full, true and complete data, evidence or other information, and that he or she will promptly sign any document reasonably related to the administration of the Plan requested by the Company.

8.2	Employment Rights

The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of the Employers on a full-time, part-time or any other basis or to be retrained by the Employers, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

8.3	Company’s Decision Final

The Company has the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of Employees as Participants and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies, or omissions. Any interpretation of the Plan and any decision on any matter within the discretion of the Company made in good faith is binding on all persons. Benefits under the Plan will be paid only if the Company determines in its discretion that a Participant or beneficiary is entitled to them.

8.4	Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and must be signed, made, or presented by the proper party or parties.

8.5	Uniform Rules

In managing the Plan, the Company will apply uniform rules to all Employees and Participants similarly situated.

8.6	Gender and Number

Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

8.7	Action by Company

Any action required of or permitted by the Company or an Employer under the Plan shall be by resolution of its Board, by resolution of a duly authorized committee of its Board, or by a person or persons authorized by resolutions of its Board or such committee.

8.8	Controlling Laws

Except to the extent superseded by ERISA, the laws of Illinois shall be controlling in all matters relating to the Plan.

8.9	Interests Not Transferable

Subject to subsection 4.4, the interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, or pursuant to an agreement between a Participant and the Company, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

8.10	Mistake of Fact

Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

8.11	Severability

In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

8.12	Withholding

The Company reserves the right to withhold from any amounts payable under this plan all federal, state, city and local taxes as shall be legally required and any applicable insurance or health coverage premiums, as well as any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments and judgments or other court orders. Any such withholdings shall be in accordance with applicable administrative procedures established by the Company.

8.13	Effect on Other Plans or Agreements

Payments or benefits provided to a Participant under any company stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. Any obligations or duties of a participant pursuant to any non-competition or other agreement with the Company shall be governed solely by the terms of such agreement and shall not be affected by the terms of this Plan.

8.14	Claims Procedure

It is not necessary that a participant apply for benefits under the Plan (except for COBRA under subsection 4.5 above). However, if a Participant wishes to file a claim for benefits, such claim must be in writing and filed with the company within 90 days after the date such Participant should have received such benefits. If a claim is denied, the Company will furnish the claimant with written notice of its decision, setting forth the specific reasons for the denial, references to the Plan provisions on which the denial is based, additional information necessary to perfect the claim, if any, and a description of the procedure for review of the denial. A claimant may request a review of the denial of a claim for benefits by filing a written application with the Company within 60 days after he or she receives notice of the denial. Such a claimant is entitled to review pertinent Plan documents and submit written issues and comments to the Company. The Company, within a reasonable time after it receives a request for review, will furnish the claimant with written notice of its decision, setting forth the specific reasons for the decision and references to the pertinent Plan provisions on which the decision is based. If the claimant subsequently wishes to file a claim against the Plan, any legal action must be filed within 90 days after the Company’s final decision.

8.15	Administration

The Plan is administered by the Company. The Company, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The Company, from time to time, may also appoint such individuals to act as the Company’s representatives as the Company considers necessary or desirable for the effective administration of the Plan. In administering the Plan, the Company shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the authority to determine the eligibility of Employees and the amount of benefits payable under the Plan. Any notice or document required to be given or filed with the Company will be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to the Company headquarters at its then-current mailing address.

8.16	Plan Supplements

The provisions of the Plan may be modified by Supplements to the plan. The terms and provisions of each Supplement are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and the Supplement.

SECTION 9

Amendment and Termination

9.1	Amendment and Termination

The Company reserves the right, on a case-by-case basis or on a general basis, to amend the Plan at any time and to alter, reduce or eliminate any benefit under the Plan (in whole or in part) at any time, or to terminate the Plan at any time in its entirety or as to any class or classes of covered Employees (including former or retired Employees), without prior notice. Any amendment or termination of the Plan by the Company shall be made in accordance with the procedures set forth in subsection 8.7. Any changes or modifications to the benefits payable to a separating Participant from the benefits provided in this Plan, without amendment of the Plan as described above in this subsection 9.1, must be approved, in writing, by the Group Senior Vice President of Human Capital of the Company or the President of the Company.

9.2	Notice of Amendment or Termination

Participants will be notified of any material amendment or termination of the Plan within a reasonable time in accordance with applicable law.

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IN WITNESS WHEREOF, the undersigned duly authorized member of the Compensation Committee of the Board has caused the foregoing Plan to be executed on behalf of the Company this      day of January, 2010.

On Behalf of the Compensation Committee as Aforesaid